EXHIBIT 23.5

CONSENT OF INDEPENDENT DIRECTOR NOMINEE

To Carey Watermark Investors Incorporated (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references in the Registration Statement of Carey Watermark Investors Incorporated on Form S-11 (the “Registration Statement”), and amendments thereto, which indicate that I have accepted a nomination to become an independent director of the Company and upon appointment prior to the commencement of the Company’s initial public offering of shares of common stock pursuant to such Registration Statement, will serve as an independent member of the Board of Directors of the Company.

Dated: June 1, 2008

/s/ Michael D. Johnson Name: Michael D. Johnson Independent Director Nominee